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                               Exhibit 99.1


                    VULCAN INTERNATIONAL CORPORATION
                           Executive Offices:
                     300 Delaware Avenue, Suite 1704
                      Wilmington, Delaware  19801



FOR IMMEDIATE RELEASE                                 April 11, 2003
---------------------

Vulcan International Corporation, the parent of Vulcan Corporation, a Tennessee corporation, a diversified manufacturer of rubber and foam products and bowling pins with manufacturing plants in Tennessee and Wisconsin, announced that net revenues for the first quarter ending March 31,2003 decreased to $2,776,089 from $2,938,337 in the first quarter of 2002.
Net earnings from continuing operations decreased to $140,581 in the first quarter of 2003 from $284,426 in the first quarter of 2002. Capital gains in first quarter of 2003 due mainly to sales of securities were $462,517 compared to $356,877 in the first quarter of 2002.

On a per share basis in the first quarter ending March 31, 2003 the Company had earnings, including capital gains, of 60 cents per share compared to 58 cents in the first quarter of 2002.



     Attribute to Benjamin Gettler, Chairman of the Board and President.

     For more information:  Contact Vernon E. Bachman, Vice President
                            Secretary and Treasurer at (513) 621-2850



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
                      VULCAN INTERNATIONAL CORPORATION
                               COMPARISON
                        THREE MONTHS ENDED MARCH 31

                                    2003                 2002
                                    ----                 ----
NET REVENUES:
  TOTAL REVENUES                 $2,776,089            2,938,337
                                  ---------            ---------
NET EARNINGS:
  NET OPERATING PROFIT              140,581              284,426
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                        462,517              356,877
                                  ---------            ---------
TOTAL NET EARNINGS                  603,098              641,303
                                  ---------            ---------

EARNINGS PER COMMON SHARE:
  NET OPERATING PROFIT                 0.14                 0.26
  NET GAINS(LOSS) ON DISPOSAL
   OF ASSETS                           0.46                 0.32
  RESTATEMENTA OF INCOME NET
   OF TAX                                 -                    -
                                  ---------            ---------
TOTAL EARNINGS PER COMMON SHARE        0.60                 0.58
                                  ---------            ---------
AVERAGE NUMBER OF SHARES
 OUTSTANDING                      1,004,596            1,102,087


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